Exhibit 99.1

NEWS RELEASE

Contact:	Cory Olson
Senior Vice President and Treasurer
(214) 303-3645

P.I. Aquino
Assistant Treasurer
(214) 303-3437

DEAN FOODS COMPANY REPORTS FIRST QUARTER 2004 RESULTS

Company Announces First Quarter GAAP Diluted Earnings Per Share of $0.43

First Quarter Adjusted Diluted Earnings Per Share Grows 7% to $0.45

Dean Foods Anticipates 2004 Adjusted Earnings Per Share of $2.21 to $2.28
In Light of Unprecedented Commodity Costs

     DALLAS, May 4, 2004 – Dean Foods Company (NYSE: DF) announced today that it earned $0.43 per diluted share for the quarter ended March 31, 2004, flat compared with the first quarter of 2003. Net income for the first quarter increased 10% to $69.2 million, compared with $63.2 million in the prior year first quarter.

     Net sales for the first quarter totaled $2.5 billion, an increase of 14% over the first quarter of 2003, primarily due to the acquisitions of Horizon Organic and Ross-Swiss Dairies in 2004 and the acquisitions of Melody Farms and Kohler Mix Specialties last year; increased selling prices resulting from higher raw material costs; and growth in strategic brand volumes.

     On an adjusted basis (as defined below), diluted earnings per share for the first quarter totaled $0.45, an increase of 7% compared with adjusted earnings of $0.42 per share in last year’s first quarter. Adjusted net income for the first quarter grew 19% to $73.9 million compared with adjusted net income of $62.2 million in the first quarter of 2003.

     “I’m pleased with our results for the first quarter, particularly in light of the difficult raw material environment we are experiencing,” said Gregg Engles, chairman and chief executive officer. “The Dairy Group reported another quarter of solid results, and we recorded strong volume growth in our Branded Products Group.”

     Operating income in the first quarter totaled $152.4 million versus $157.0 million in the first quarter of 2003. Adjusted first quarter operating income totaled $160.0 million, an increase of 3% over adjusted operating income of $155.3 million in the first quarter of 2003.

     Operating income margins were 6.22% for the first quarter of 2004, compared to 7.32% in the first quarter of 2003. Adjusted operating income margins were 6.52% for the first quarter of 2004, down 72 basis points versus the first quarter of 2003. The decline in consolidated margins was primarily due to higher raw milk, butterfat, fuel and other commodity costs and the impact of the supermarket strikes in California.

     Long-term debt at March 31, 2004 was approximately $3.0 billion, including $181 million due within one year that is reported as a current liability. At the end of the quarter, approximately $642 million was available for future borrowings under the company’s senior credit facilities.

     Dean Foods successfully raised an additional $400 million of capital in the form of a new Term Loan C, which closed in April. Proceeds were used to pay down the company’s revolving credit and securitization facilities, so that total availability under the company’s credit facilities is now approximately $1 billion.

     During the first quarter, Dean Foods repurchased 150,000 shares of common stock at an average price of $34.40 per share, for an aggregate purchase price of $5.2 million. Approximately $109.4 million remains available for spending under the company’s share repurchase program.

     In the first quarter, Dean Foods completed the closure of one Dairy Group plant in South Gate, Calif. and identified 5 additional Dairy Group plants for closure, all as part of its strategy to lower costs and rationalize manufacturing assets. The 5 plants slated for closing are located in Madison, Wis., San Leandro, Calif., Lansing, Mich., Sulphur Springs, Tex., and Wilkesboro, N.C. The Madison, San Leandro, Lansing and Wilkesboro plants are expected to close in the second quarter of 2004, and the Sulphur Springs plant is expected to close in early 2005. In the first quarter of 2004, Dean Foods recorded costs of $7.6 million in plant closing charges primarily related to the South Gate, Madison and San Leandro facilities.

     Dean Foods has accelerated its plant rationalization program in light of the difficult commodity environment, and it will close more plants in 2004 than originally anticipated. The company now estimates that it will close a total of 8 to 10 facilities this year.

OUTLOOK FOR THE BALANCE OF 2004

     “We are currently facing one of the most challenging commodity environments we have ever seen,” said Engles. “Inflationary pressures began to impact our business in the first quarter. However the brunt of record high commodity costs will affect us in the second quarter, adding to the inflationary environment we are already experiencing across our various lines of business.”

     During the first quarter of 2004, the Class I Mover averaged $11.79 per hundredweight, up 16% compared to the first quarter of 2003. It increased to $13.64 in April, and to $19.65 in May, a new record high price. The $6 per hundredweight increase, which equals a 44% rise in the Class I Mover during a one-month period, is also unprecedented. The Class I mover is expected to increase to even higher levels in June, and other input costs, such as diesel fuel, resin, soybean oil and casein, are also at record or near-record levels.

     “As a result of these unusually high commodity costs, 2004 will be a challenging year,” added Engles. “We are working diligently to manage through these commodity cost increases. However, the unprecedented pace of these increases will put pressure on our earnings in 2004. Our Specialty Foods Group is not able to pass through increased commodity costs as quickly as our other segments and, therefore, we expect Specialty Foods to have a particularly challenging year.

     “For the full year, we continue to expect sales of approximately $10 billion and marketing spending of $210 million,” said Engles. “However, we now expect to generate adjusted earnings per share in the range of $2.21 to $2.28 this year, consistent with our long-term guidance of 8-10% despite the most difficult commodity environment we have ever seen. Where we fall within this range will be determined by how long these record high raw material costs, particularly raw milk and butterfat, continue and the timing of their decline.”

     The company noted that second quarter adjusted earnings are expected to be in the range of $0.47 to $0.50 per share, due to the impact of unprecedented high costs of raw milk and other commodities across the business, coupled with heavy brand marketing spending in the quarter.

     “Despite the near-term commodity challenges, our value proposition remains intact,” continued Engles. “We are committed to our strategy of investing in our brands for growth, rationalizing our manufacturing assets to lower our costs, and leveraging our DSD network to fully penetrate the market with our value added products. We continue to look for attractive acquisition opportunities, and as always, we remain focused on creating long-term shareholder value.

     “We are highly focused on managing through this difficult commodity environment, and we are confident that we’ll manage successfully through this cycle. Our brands are growing, and our brand strategy is on track. We remain confident in our long-term goal of 8-10% earnings per share growth,” said Engles.

MERGER & ACQUISITION UPDATE

     In March, Dean Foods acquired the remaining rights and customer relationships related to the Land O’Lakes brand cream and sour cream products. Prior to the acquisition, another dairy held limited license rights to manufacture and sell Land O’Lakes cream, sour cream and whipping cream in certain channels in the eastern United States. With this acquisition, Dean Foods now has the exclusive right to manufacture and market all Land O’Lakes brand dairy products (except for butter and cheese) nationwide.

     In April, the company acquired its first dedicated soy processing facility from Cumberland Dairy. The facility, located in Bridgeton, N.J., will be dedicated to processing soymilk (and other White Wave soy-based products). Prior to the acquisition, the facility co-packed Silk soymilk for White Wave.

SEGMENT RESULTS

     Dean Foods noted that effective January 1, 2004, the company completed the reorganization of its former Morningstar operations, resulting in a new segment reporting structure. Dean Foods now has three reportable operating segments: the Dairy Group, the Branded Products Group and the Specialty Foods Group. The segment operating income and operating margins reported below are calculated in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

     Dairy Group net sales for the first quarter rose 11% to $1.95 billion, from $1.77 billion in the first quarter of 2003. The sales increase was primarily due to the acquisitions of Ross-Swiss Dairies, Kohler Mix Specialties and Melody Farms, as well as increased selling prices in response to higher raw milk and butterfat costs. The first quarter average Class I mover, which is an indicator of the company’s Class I raw milk prices, averaged $11.79 per hundred-weight in the first quarter of 2004, a 16% increase versus last year. Class II butterfat costs averaged $1.92 per pound in the first quarter, an increase of 66% over last year.

     Dairy Group segment operating income in the first quarter declined 2% to $138 million and operating margins declined 90 basis points to 7.08% of sales, primarily due to the negative impact from higher raw milk and butterfat prices.

     The Branded Products Group’s net sales increased 68% in the first quarter to $262 million compared to the first quarter of 2003, driven primarily by the acquisition of Horizon Organic and increased volumes across the strategic brand portfolio.

     First quarter volumes for the Branded Products Group segment were up 22% over the prior year first quarter, assuming that Horizon Organic had been acquired at the beginning of 2003 and the branded frozen whipped topping business had been divested at the beginning of 2003.

     Additionally, volumes of the company’s strategic brands grew 28% and sales grew 36% during the first quarter, fueled by a 36% increase in Silk volumes and 30% growth in Horizon Organic milk volumes. Dean Foods’ strategic brands include Silk® soymilk, Horizon Organic® branded products, International Delight® coffee creamers, Hershey’s® milks and milkshakes, Land O’Lakes® nationally-distributed products, Marie’s® dips and dressings, The Organic Cow of Vermont® organic milk, Rachel’s Organic™ organic dairy products sold in the U.K., and Dean’s® dips. The strategic brand portfolio is a subset of the Branded Products Group and excludes Horizon Organic’s private label business, White Wave’s cultured soy and tofu products, Folgers® Jakada® milk and coffee beverages, and certain non-core brands sold by the Dean National Brands Group.

     First quarter segment operating income for the Branded Products Group totaled $16.3 million, a 95% rise over last year’s first quarter. Segment operating margins were 6.2%, an improvement of 88 basis points compared to the prior year first quarter. Branded Products Group segment operating results improved primarily due to operating improvements at White Wave and the contribution of Horizon Organic.

     Specialty Foods’ net sales in the first quarter totaled $165 million, a 2% increase over the 2003 first quarter. Segment operating income was $19.3 million, a decline of 17%, and segment operating income margins declined to 11.7%, primarily due to increased commodity costs.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

     The adjusted earnings, operating income and operating margins contained in this press release are non-GAAP financial measures that eliminate the net expense related to plant closings and restructurings. These numbers are provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. Because the company cannot predict the timing and amount of charges associated with plant closings and restructurings, management does not consider plant closing or restructuring costs when evaluating the company’s performance, when making decisions regarding the allocation of resources, or in determining incentive compensation for management. Plant closing and restructuring costs are not recorded in any of the company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three-month period ended March 31, 2004 calculated according to GAAP and on an adjusted basis is attached. Additionally, the company’s earnings guidance for 2004 excludes any potential non-recurring or one-time gains and losses and plant closing and restructuring charges.

     For the first quarter of 2004, the adjusted earnings per share, operating income and operating margins reported above differ from the company’s results under GAAP by excluding a $7.6 million charge related primarily to the Madison, South Gate and San Leandro plant closings.

     For the first quarter of 2003, the adjusted earnings per share, operating income and operating margins reported above differ from the company’s results under GAAP by excluding a $1.7 million gain ($1.0 million net of income tax) related to the sale of a closed Dairy Group plant in Michigan.

CONFERENCE CALL WEBCAST

     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at www.deanfoods.com.

ABOUT DEAN FOODS

     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with an extensive refrigerated direct-store-delivery network. Through its White Wave and Horizon Organic subsidiaries, Dean Foods Company is also the nation’s leading manufacturer of soymilk, organic milk and other organic foods. The company’s Specialty Foods Group is a leading manufacturer of pickles and other specialty food products. Dean Foods Company and its subsidiaries operate over 120 plants in 36 U.S. states, Spain and the United Kingdom, and employ approximately 28,000 people.

     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the company’s projected sales, operating income, marketing expenses, depreciation, amortization, interest expense, capital expenditures, taxes and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results during 2004, including targeted sales, operating income, marketing expenses, depreciation, amortization, interest expense, capital expenditures, taxes and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including primarily consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)

# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Net sales	$2,452,151	$2,144,878	$2,452,151	$2,144,878
Cost of sales	1,839,706	1,573,645	1,839,706	1,573,645

Gross profit	612,445	571,233	612,445	571,233
Operating costs and expenses	452,470	415,941	452,470	415,941
Plant closing and restructuring costs (gain)	7,573	(1,690)

Operating income	152,402	156,982	159,975	155,292
Interest expense	42,501	46,871	42,501	46,871
Financing charges on preferred securities		8,395		8,395
Earnings from unconsolidated affiliates		(196)		(196)
Other income	(1,485)	(467)	(1,485)	(467)

Income before income taxes	111,386	102,379	118,959	100,689
Income taxes	42,146	39,170	45,084	38,512

Net income	$69,240	$63,209	$73,875	$62,177

Basic earnings per share:
Net income	$0.44	$0.49	$0.47	$0.48

Basic average common shares (000’s)	156,105	130,288	156,105	130,288
Diluted earnings per share:
Net income	$0.43	$0.43	$0.45	$0.42

Diluted average common shares (000’s)	162,730	159,301	162,730	159,301

[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to plant closings and restructurings. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

Earnings per Share Summary and Reconciliation

	Three Months Ended
	March 31,
	2004	2003
GAAP diluted earnings per share	$0.43	$0.43
Adjustments:
Plant closing and restructuring costs (gain)	0.02	(0.01)

Adjusted diluted earnings per share	$0.45	$0.42

DEAN FOODS COMPANY

Segment Information
(Dollars in thousands)

	Three Months Ended
	March 31,
Revenue	2004	2003
Dairy Group	$1,953,318	$1,766,358
Branded Products Group	262,389	156,559
Specialty Foods Group	165,483	162,938
Corporate / Other	70,961	59,023

Total	$2,452,151	$2,144,878

Segment operating income (loss)
Dairy Group	$138,306	$141,024
Branded Products Group	16,295	8,337
Specialty Foods Group	19,306	23,191
Corporate / Other	(13,932)	(17,260)

Subtotal	159,975	155,292
Plant closing costs (gain)	7,573	(1,690)

Total operating income	$152,402	$156,982

Restatement of 2003 Segment Information
(Dollars in Thousands)

	Three Months Ended				Year
Revenue	Mar 31	Jun 30	Sept 30	Dec 31	2003
Dairy Group	$1,766,358	$1,814,240	$1,907,393	$2,054,111	$7,542,102
Branded Products Group	156,559	169,363	174,985	212,518	713,425
Specialty Foods Group	162,938	175,676	165,748	179,845	684,207
Corporate / Other	59,023	63,293	58,722	63,844	244,882

Total	$2,144,878	$2,222,572	$2,306,848	$2,510,318	$9,184,616

Segment operating income (loss)
Dairy Group	$141,024	$173,079	$165,062	$161,856	$641,021
Branded Products Group	8,337	3,263	(1,120)	23,095	33,575
Specialty Foods Group	23,191	26,584	26,462	25,055	101,292
Corporate / Other	(17,260)	(15,435)	(13,297)	(20,843)	(66,835)

Subtotal	155,292	187,491	177,107	189,163	709,053
Plant closing costs (gain)	(1,690)	3,025	2,118	8,334	11,787
Other operating income			(65,892)	(2,827)	(68,719)

Total operating income	$156,982	$184,466	$240,881	$183,656	$765,985

DEAN FOODS COMPANY

Condensed Balance Sheet
(Dollars in Thousands)

	March 31,	December 31,
ASSETS	2004	2003
Cash and cash equivalents	$27,124	$47,143
Other current assets	1,454,107	1,353,738

Total current assets	1,481,231	1,400,881
Property, plant & equipment	1,817,986	1,773,555
Intangibles & other assets	4,114,945	3,818,100

Total Assets	$7,414,162	$6,992,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$1,197,535	$1,170,393
Long-term debt	2,858,687	2,611,356
Other long-term liabilities	703,992	667,974
Stockholders’ equity:
Common stock	1,571	1,550
Additional paid-in capital	1,542,486	1,498,025
Retained earnings	1,143,498	1,074,258
Other comprehensive income	(33,607)	(31,020)

Total stockholders’ equity	2,653,948	2,542,813

Total Liabilities and Stockholders’ Equity	$7,414,162	$6,992,536

DEAN FOODS COMPANY

Condensed Statement of Cash Flows
(Dollars in Thousands)

	Three Months Ended March 31,
Operating Activities	2004	2003
Net income	$69,240	$63,209
Depreciation and amortization	54,802	46,666
Deferred income taxes	16,704	24,099
Tax savings on equity compensation	11,763	11,340
Changes in current assets and liabilities	(65,112)	(80,473)
Other	3,130	(386)

Net cash provided by operations	90,527	64,455
Investing Activities
Net additions to property, plant and equipment	(71,306)	(53,713)
Cash outflows for acquisitions	(305,446)	(476)
Proceeds from disposal of fixed assets	3,221	4,496

Net cash used in investing activities	(373,531)	(49,693)
Financing Activities
Proceeds from the issuance of debt	273,528	350,094
Repayment of debt	(43,162)	(286,581)
Issuance of common stock, net of expenses	37,882	45,174
Redemption of common stock	(5,163)	(142,565)
Other	(100)

Net cash provided by (used in) financing activities	262,985	(33,878)
Decrease in cash and cash equivalents	(20,019)	(19,116)
Beginning cash balance	47,143	45,896

Ending cash balance	$27,124	$26,780